UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2010

I.D. SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15087	22-3270799
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Tice Boulevard, Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 996-9000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2010, I.D. Systems, Inc. (the “Company”) entered into a severance agreement (the “Severance Agreement”) with Darryl Miller, the Company’s Chief Operating Officer (referred to herein as the “Executive”). The Severance Agreement was previously approved by the Compensation Committee of the Company’s Board of Directors and presented to the full Board of Directors.

The following is a summary of the terms of the Severance Agreement. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Severance Agreement.

The Severance Agreement provides the Executive with certain severance and change in control benefits upon the occurrence of a Trigger Event. Under the Severance Agreement, a Trigger Event shall have occurred if (i) the Company terminates the Executive without Cause or (ii) the Executive resigns for Good Reason within six months following a Change in Control Event (provided, however, that the termination of the Executive’s employment due to his death or Disability shall in no event be considered a Trigger Event).

Within 45 days after the occurrence of a Trigger Event (or such shorter period as may be required under the terms of a general release agreement (“Release”) to be entered into by the Executive in order to obtain benefits under the Severance Agreement, a form of which is attached to the Severance Agreement), the Executive shall execute and deliver the Release to the Company. Upon the earlier of the expiration of any applicable revocation period required for the Release to be effective with respect to age discrimination claims and the date on which it is otherwise permitted to be effective and irrevocable under applicable law, the Executive shall be entitled to the following: (i) a cash payment at the rate of the Executive’s annual base salary as in effect immediately prior to the Trigger Event for a period of 12 months (such period, the “Severance Period”), made as a series of payments that are payable in accordance with the Company’s standard payroll practices; (ii) a waiver of any remaining portion of the Executive’s healthcare continuation payments under COBRA for the Severance Period, provided that the Executive timely elects COBRA coverage and continues to make contributions for such coverage equal to his contribution amount in effect immediately preceding the date of his termination of employment; and (iii) partial accelerated vesting of the Executive’s previously granted stock options and restricted stock awards, such that (to the extent not already then vested) a portion of these awards shall vest and/or become exercisable, in each case on a pro-rated basis that takes into account the number of months elapsed since the date of grant as compared to the scheduled vesting date (provided that the terms of the Company’s 2007 Equity Compensation Plan shall continue to govern acceleration of vesting in the event of a “Change of Control” as defined therein).

As a condition to the Company’s obligations under the Severance Agreement, the Executive is required to execute and deliver to the Company a restrictive covenants agreement, a form of which is attached to the Severance Agreement, containing covenants regarding confidentiality, assignment of inventions, non-competition and non-solicitation. These restrictive covenants shall be in effect during the Severance Period.

The foregoing summary of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the Severance Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I.D. SYSTEMS, INC.

By: /s/ Ned Mavrommatis
Name: Ned Mavrommatis
Title: Chief Financial Officer

Date: December 20, 2010